Exhibit 99.1

Contact: Steve Fowle, CFO

Phone: (772) 463-8977

Email: steve.fowle@seacoastbank.com

SEACOAST BANKING CORPORATION OF FLORIDA TO ACQUIRE FLORIDIAN FINANCIAL GROUP, INC.

Seacoast’s Third Transaction in Orlando Strengthens its Presence in Central Florida

STUART, Fla., Nov 3, 2015 /PRNewswire/ -- Seacoast Banking Corporation of Florida ("Seacoast") (NASDAQ: SBCF), the holding company for Seacoast National Bank ("Seacoast Bank"), announced today that it has signed a definitive agreement to acquire Floridian Financial Group, Inc. (“Floridian”), the parent company of Floridian Bank. Upon completion of the merger, Seacoast expects that Floridian Bank will be merged with and into Seacoast Bank.

Floridian, headquartered in Lake Mary, Florida, currently operates 10 branches in Orlando and Daytona Beach and will add approximately $426 million in assets, $361 million in deposits, and $289 million in gross loans to Seacoast. Floridian has successfully executed a customer- and relationship-driven growth strategy, resulting in a stable deposit franchise and an attractive commercial loan production network. Approximately 86% of Floridian’s total deposits consist of low-cost core deposit accounts, with 33% of total deposits in transaction accounts.

This acquisition is Seacoast’s third in the attractive and fast-growing Orlando MSA. Seacoast acquired Winter Park-based BankFIRST in 2014 and announced its pending acquisition of BMO Harris’ franchise in Orlando on October 15, 2015. The acquisitions of Floridian and the BMO Harris branches strengthen Seacoast’s position as a leading Florida-based community bank.

Dennis S. Hudson, Seacoast's Chairman and CEO, said, "This transaction is consistent with our strategy of combining organic growth with accretive acquisitions. With the pending acquisition of the BMO Harris branch franchise and now Floridian, Seacoast is expanding our franchise and building on our previous momentum in Orlando and Florida overall. Greater Orlando’s vibrant economy continues to diversify, with strong gains in employment due to significant growth from companies in the high tech, healthcare and life science fields.”

“We are delighted to welcome Floridian’s nearly 5,500 customers and their employees to Seacoast Bank, and look forward to providing the customers of Floridian with a broader array of banking services, including expanded commercial and mortgage lending capabilities, and welcoming Floridian’s customers and associates to Seacoast,” Hudson added.

Thomas Dargan, Jr., Floridian’s President and CEO, said, “Our combination with Seacoast creates value for our customers and shareholders by combining two strong and complementary banks with a shared commitment to customer service and their communities. We look forward to the additional products and services that Seacoast will bring to our customers and the long-term value this transaction creates for our shareholders.”

Hudson noted that Tom Dargan will join Seacoast as Market Executive for Volusia County. “Tom’s impressive career in community banking makes him an excellent partner for our organization,” Hudson said.

Under the terms of the definitive agreement, Floridian shareholders will have the right to receive, at their election, (i) the combination of $4.29 in cash and 0.5291 shares of Seacoast common stock, (ii) $12.25 in cash or (iii) 0.8140 shares of Seacoast common stock, subject to a customary proration mechanism so that the aggregate consideration mix equals 35% cash and 65% Seacoast shares (based on Seacoast’s ten-day average closing price of $15.05 per share as of October 29, 2015). This values Floridian’s shares at $12.25 per share, for a total transaction value of approximately $76.5 million.  The transaction price represents a 1.4x multiple to Floridian’s tangible book value per share as of September 30, 2015.

Seacoast expects the acquisition to be $0.02 accretive to 2016 earnings per share and $0.07- $0.09 accretive in 2017 and beyond. The transaction is $0.34 dilutive to tangible book value per common share, including restructuring charges, with an earn-back of approximately 4.2 years using the crossover method. Following this transaction and the previously announced branch acquisition from BMO Harris, Seacoast will continue to exceed the well-capitalized guidelines.

The Boards of Directors of both Seacoast and Floridian Financial have unanimously approved the transaction. The transaction is expected to close in the first quarter of 2016, and is subject to approval by Floridian’s shareholders, receipt of regulatory approvals and other customary closing conditions.

Seacoast is being advised by FBR Capital Markets & Co. as financial advisor and Cadwalader, Wickersham & Taft LLP as legal counsel.  Floridian is being advised by Sandler O'Neill + Partners, L.P. as financial advisor and Gunster, Yoakley & Stewart, P.A. as legal counsel.

Investor Conference Call

Seacoast will host a conference call on Tuesday, November 3, 2015 at 10:00 a.m. (Eastern Time) to discuss the merger. Investors may call in (toll-free) by dialing (888) 517-2458 (passcode: 8678 602#; host: Dennis S. Hudson). Alternatively, individuals may listen to the live webcast of the conference call by visiting Seacoast’s website at www.SeacoastBanking.net. The link is located in the subsection “Presentations” under the heading “Investor Services.” Beginning the afternoon of November 3, 2015, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida:

Seacoast Banking Corporation of Florida is one of the largest community banks headquartered in Florida with approximately $3.2 billion in assets and $2.6 billion in deposits as of June 30, 2015.  The Company provides integrated financial services including commercial and retail banking, wealth management, and mortgage services to customers through 43 traditional branches of its locally-branded wholly-owned subsidiary bank, Seacoast Bank, and five commercial banking centers.  Offices stretch from  Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties.  Additional information on Seacoast may be found on its website: www.SeacoastBanking.com.

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Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Seacoast Banking Corporation of Florida ("Seacoast") will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement of Floridian Financial Group, Inc. ("Floridian") and a prospectus of Seacoast, and Seacoast will file other documents with respect to the proposed merger. A definitive proxy statement/prospectus will be mailed to shareholders of Floridian. Investors and security holders of Floridian are urged to read the proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by Seacoast through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Seacoast will be available free of charge on Seacoast's internet website or by contacting Seacoast.

Seacoast, Floridian, their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Seacoast is set forth in its proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 7, 2015 and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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Cautionary Notice Regarding Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is intended to be protected by the safe harbor provided by the same. Forward-looking statements can be identified by the use of the words “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements.  Risks and uncertainties to which these statements are subject include, but are not limited to, the following: failure to obtain the approval of shareholders of Floridian in connection with the merger; the timing to consummate the proposed merger; the risk that a condition to closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Seacoast and Floridian; the diversion of management time on issues related to the merger; the failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Seacoast's most recent Form 10-K report and to Seacoast's most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Floridian.  Forward-looking statements are made only as of the date of this communication, and neither Seacoast nor Floridian undertakes any obligation to update any forward-looking statements contained herein to reflect events or conditions after the date hereof.

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